Exhibit 10.16

NON-EMPLOYEE DIRECTOR COMPENSATION

Cash compensation for non-employee directors is as follows:

Position	Annual Retainer*	Board Meeting Attended		Committee Meeting Attended
		In Person	By Telephone	In Person	By Telephone
Board Chairman	$35,000	$2,000	$500	$650	$500
Audit Committee Chairman	$30,000	$2,000	$500	$650	$500
Compensation Committee Chairman	$27,500	$2,000	$500	$650	$500
Nominating Committee Chairman	$20,000	$2,000	$500	$650	$500
Board Member (other than Board or Committee Chairs)	$20,000	$2,000	$500	$650	$500

*Each non-employee director is entitled to only one annual retainer fee.

Equity compensation for non-employee directors is as follows:

Annual Grants. Each year, immediately following Cardica, Inc.’s Annual Meeting of Stockholders, each non-employee director will be granted an option to purchase 12,200 shares of the Company’s common stock. Each such option will vest monthly over the ensuing year.

Initial Grants. Automatically upon becoming a director, any new non-employee director shall be granted an option to purchase 36,100 shares of Cardica, Inc.’s common stock, vesting monthly over three years.

The foregoing cash compensation for non-employee directors was approved by Cardica, Inc.’s board of directors on November 13, 2012, effective immediately and the equity compensation for non-employee directors was approved by Cardica, Inc.’s board of directors on October 9, 2009, effective immediately.